SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )

MOMO, INC.

(Name of Issuer)

CLASS A ORDINARY SHARES

(Title of Class of Securities)

60879B107

(CUSIP Number)

12/31/14

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 22 Pages

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CUSIP No. 60879B107	Page 2 of 22 Pages

1	Name of reporting person SCC GROWTH I HOLDCO A, LTD. (“SCCG I HOLDCO A”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1141870
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,063,441
	7	Sole dispositive power 0
	8	Shared dispositive power 2,063,441
9	Aggregate amount beneficially owned by each reporting person 2,063,441
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.7%
12	Type of reporting person OO

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CUSIP No. 60879B107	Page 3 of 22 Pages

1	Name of reporting person SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P. (“SCCGF I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 26-0205433
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,063,441 shares, all of which are held directly by SCCG I HOLDCO A.
	7	Sole dispositive power 0
	8	Shared dispositive power 2,063,441 shares, all of which are held directly by SCCG I HOLDCO A.
9	Aggregate amount beneficially owned by each reporting person 2,063,441
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.7%
12	Type of reporting person PN

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CUSIP No. 60879B107	Page 4 of 22 Pages

1	Name of reporting person SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND I, L.P. (“SCCGF PTRS I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0577548
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,063,441 shares, all of which are held directly by SCCG I HOLDCO A.
	7	Sole dispositive power 0
	8	Shared dispositive power 2,063,441 shares, all of which are held directly by SCCG I HOLDCO A.
9	Aggregate amount beneficially owned by each reporting person 2,063,441
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.7%
12	Type of reporting person PN

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CUSIP No. 60879B107	Page 5 of 22 Pages

1	Name of reporting person SEQUOIA CAPITAL CHINA GF PRINCIPALS FUND I, L.P. (“SCCGF PRIN I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 33-1190310
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,063,441 shares, all of which are held directly by SCCG I HOLDCO A.
	7	Sole dispositive power 0
	8	Shared dispositive power 2,063,441 shares, all of which are held directly by SCCG I HOLDCO A.
9	Aggregate amount beneficially owned by each reporting person 2,063,441
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.7%
12	Type of reporting person PN

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CUSIP No. 60879B107	Page 6 of 22 Pages

1	Name of reporting person SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I, L.P. (“SCCGF MGMT I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 26-0204337
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

2,063,441 shares, all of which are held directly by SCCG I HOLDCO A. SCCGF MGMT I is the General Partner of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCCGF I, SCCGF PTRS I and SCCGF PRIN I together own 100% of the outstanding ordinary shares of SCCG I HOLDCO A.

	7	Sole dispositive power 0
8

Shared dispositive power

2,063,441 shares, all of which are held directly by SCCG I HOLDCO A. SCCGF MGMT I is the General Partner of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCCGF I, SCCGF PTRS I and SCCGF PRIN I together own 100% of the outstanding ordinary shares of SCCG I HOLDCO A.

9	Aggregate amount beneficially owned by each reporting person 2,063,441
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.7%
12	Type of reporting person PN

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CUSIP No. 60879B107	Page 7 of 22 Pages

1	Name of reporting person SEQUOIA CAPITAL CHINA GF HOLDCO III-A LTD. (“SCCGF HOLDCO III-A”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1157403
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 11,348,923
	7	Sole dispositive power 0
	8	Shared dispositive power 11,348,923
9	Aggregate amount beneficially owned by each reporting person 11,348,923
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 4.1%
12	Type of reporting person OO

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CUSIP No. 60879B107	Page 8 of 22 Pages

1	Name of reporting person SEQUOIA CAPITAL CHINA GROWTH FUND III, L.P. (“SCCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1160392
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 11,348,923 shares, all of which are held directly by SCCGF HOLDCO III-A.
	7	Sole dispositive power 0
	8	Shared dispositive power 11,348,923 shares, all of which are held directly by SCCGF HOLDCO III-A.
9	Aggregate amount beneficially owned by each reporting person 11,348,923
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 4.1%
12	Type of reporting person PN

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CUSIP No. 60879B107	Page 9 of 22 Pages

1	Name of reporting person SC CHINA GROWTH III CO-INVESTMENT 2014-A, L.P. (“SCCG III CO-INV 2014-A”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1169076
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 5,158,602
	7	Sole dispositive power 0
	8	Shared dispositive power 5,158,602
9	Aggregate amount beneficially owned by each reporting person 5,158,602
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 1.9%
12	Type of reporting person PN

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CUSIP No. 60879B107	Page 10 of 22 Pages

1	Name of reporting person SC CHINA GROWTH III MANAGEMENT, L.P. (“SCCG III MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1159704
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

16,507,525 shares, of which 11,348,923 shares are held directly by SCCGF HOLDCO III-A and 5,158,602 shares are held directly by SCCG III CO-INV 2014-A. SCCG III MGMT is the General Partner of SCCGF III and SCCG III CO-INV 2014-A. SCCGF III owns 100% of the outstanding ordinary shares of SCCGF HOLDCO III-A.

	7	Sole dispositive power 0
8

Shared dispositive power

16,507,525 shares, of which 11,348,923 shares are held directly by SCCGF HOLDCO III-A and 5,158,602 shares are held directly by SCCG III CO-INV 2014-A. SCCG III MGMT is the General Partner of SCCGF III and SCCG III CO-INV 2014-A. SCCGF III owns 100% of the outstanding ordinary shares of SCCGF HOLDCO III-A.

9	Aggregate amount beneficially owned by each reporting person 16,507,525
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 6.0%
12	Type of reporting person PN

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CUSIP No. 60879B107	Page 11 of 22 Pages

1	Name of reporting person SC CHINA HOLDING LIMITED (“SCC HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

18,570,966 shares of which 2,063,441 shares are directly held by SCCG I HOLDCO A, 11,348,923 shares are directly held by SCCGF HOLDCO III-A and 5,158,602 shares are directly held by SCCG III CO-INV 2014-A. SCC HOLD is the General Partner of SCCGF MGMT I and SCCG III MGMT. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCCGF I, SCCGF PTRS I and SCCGF PRIN I together own 100% of the outstanding ordinary shares of SCCG I HOLDCO A. SCCG III MGMT is the General Partner of SCCGF III and SCCG III CO-INV 2014-A. SCCGF III owns 100% of the outstanding ordinary shares of SCCGF HOLDCO III-A.

	7	Sole dispositive power 0
8

Shared dispositive power

18,570,966 shares of which 2,063,441 shares are directly held by SCCG I HOLDCO A, 11,348,923 shares are directly held by SCCGF HOLDCO III-A and 5,158,602 shares are directly held by SCCG III CO-INV 2014-A. SCC HOLD is the General Partner of SCCGF MGMT I and SCCG III MGMT. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCCGF I, SCCGF PTRS I and SCCGF PRIN I together own 100% of the outstanding ordinary shares of SCCG I HOLDCO A. SCCG III MGMT is the General Partner of SCCGF III and SCCG III CO-INV 2014-A. SCCGF III owns 100% of the outstanding ordinary shares of SCCGF HOLDCO III-A.

9	Aggregate amount beneficially owned by each reporting person 18,570,966
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person OO

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CUSIP No. 60879B107	Page 12 of 22 Pages

1	Name of reporting person SNP CHINA ENTERPRISES LIMITED (“SNP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization BRITISH VIRGIN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

    18,570,966 shares of which 2,063,441 shares are directly held by SCCG I HOLDCO A, 11,348,923 shares are directly held by SCCGF HOLDCO III-A and 5,158,602 shares are directly held by SCCG III CO-INV 2014-A. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCCGF MGMT I and SCCG III MGMT. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCCGF I, SCCGF PTRS I and SCCGF PRIN I together own 100% of the outstanding ordinary shares of SCCG I HOLDCO A. SCCG III MGMT is the General Partner of SCCGF III and SCCG III CO-INV 2014-A. SCCGF III owns 100% of the outstanding ordinary shares of SCCGF HOLDCO III-A.

	7	Sole dispositive power 0
8

Shared dispositive power

    18,570,966 shares of which 2,063,441 shares are directly held by SCCG I HOLDCO A, 11,348,923 shares are directly held by SCCGF HOLDCO III-A and 5,158,602 shares are directly held by SCCG III CO-INV 2014-A. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCCGF MGMT I and SCCG III MGMT. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCCGF I, SCCGF PTRS I and SCCGF PRIN I together own 100% of the outstanding ordinary shares of SCCG I HOLDCO A. SCCG III MGMT is the General Partner of SCCGF III and SCCG III CO-INV 2014-A. SCCGF III owns 100% of the outstanding ordinary shares of SCCGF HOLDCO III-A.

9	Aggregate amount beneficially owned by each reporting person 18,570,966
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person OO

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CUSIP No. 60879B107	Page 13 of 22 Pages

1	Name of reporting person NAN PENG SHEN (“NS”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization HONG KONG SAR
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

    18,570,966 shares of which 2,063,441 shares are directly held by SCCG I HOLDCO A, 11,348,923 shares are directly held by SCCGF HOLDCO III-A and 5,158,602 shares are directly held by SCCG III CO-INV 2014-A. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of SCCGF MGMT I and SCCG III MGMT. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCCGF I, SCCGF PTRS I and SCCGF PRIN I together own 100% of the outstanding ordinary shares of SCCG I HOLDCO A. SCCG III MGMT is the General Partner of SCCGF III and SCCG III CO-INV 2014-A. SCCGF III owns 100% of the outstanding ordinary shares of SCCGF HOLDCO III-A. SCC HOLD is wholly owned by SNP, a company wholly owned by NS. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	Sole dispositive power 0
8

Shared dispositive power

    18,570,966 shares of which 2,063,441 shares are directly held by SCCG I HOLDCO A, 11,348,923 shares are directly held by SCCGF HOLDCO III-A and 5,158,602 shares are directly held by SCCG III CO-INV 2014-A. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of SCCGF MGMT I and SCCG III MGMT. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCCGF I, SCCGF PTRS I and SCCGF PRIN I together own 100% of the outstanding ordinary shares of SCCG I HOLDCO A. SCCG III MGMT is the General Partner of SCCGF III and SCCG III CO-INV 2014-A. SCCGF III owns 100% of the outstanding ordinary shares of SCCGF HOLDCO III-A. SCC HOLD is wholly owned by SNP, a company wholly owned by NS. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	Aggregate amount beneficially owned by each reporting person 18,570,966
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person IN

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CUSIP No. 60879B107	Page 14 of 22 Pages

ITEM 1.

(a)	Name of Issuer: Momo, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

20th Floor, Block B

Tower 2, Wangjing SOHO

No. 1 Futongdong Street

Chaoyang District, Beijing 100102

People’s Republic of China

ITEM 2.

(a)	Name of Persons Filing:

SCC Growth I Holdco A, Ltd.

Sequoia Capital China Growth Fund I, L.P.

Sequoia Capital China Growth Partners Fund I, L.P.

Sequoia Capital China GF Principals Fund I, L.P.

Sequoia Capital China Growth Fund Management I, L.P.

Sequoia Capital China GF Holdco III-A, Ltd.

Sequoia Capital China Growth Fund III, L.P.

SC China Growth III Co-Investment 2014-A, L.P.

SC China Growth III Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Nan Peng Shen

SCCGF MGMT I is the General Partner of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCCGF I, SCCGF PTRS I and SCCGF PRIN I together own 100% of the outstanding ordinary shares of SCCG I HOLDCO A. SCCG III MGMT is the General Partner of SCCGF III and SCCG III CO-INV 2014-A. SCCGF III owns 100% of the outstanding ordinary shares of SCCGF HOLDCO III-A. SCC HOLD is the General Partner of SCCGF MGMT I and SCCG III MGMT. SNP is the Director of, and wholly owns, SCC HOLD. NS is the Director of, and wholly owns, SNP.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

(c)	Citizenship:

SCCG I HOLDCO A, SCCGF I, SCCGF PTRS I, SCCGF PRIN I, SCCGF MGMT I, SCCGF HOLDCO III-A, SCCGF III, SCCGIII CO-INV 2014-A, SCCG III MGMT, SCC HOLD: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

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CUSIP No. 60879B107	Page 15 of 22 Pages

(d)	Title of Class of Securities:	Class A Ordinary Shares

(e)	CUSIP Number:	60879B107

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

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CUSIP No. 60879B107	Page 16 of 22 Pages

ITEM 10.	CERTIFICATION

NOT APPLICABLE

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CUSIP No. 60879B107	Page 17 of 22 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2015

SCC Growth I Holdco A, Ltd.

By:	Sequoia Capital China Growth Fund I, L.P.
Sequoia Capital China Growth Partners Fund I, L.P.
Sequoia Capital China GF Principals Fund I, L.P.
its Members

By:	Sequoia Capital China Growth Fund Management I, L.P.
General Partner of Each

By:	SC China Holding Limited
its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Growth Fund I, L.P.
Sequoia Capital China Growth Partners Fund I, L.P.
Sequoia Capital China GF Principals Fund I, L.P.

By:	Sequoia Capital China Growth Fund Management I, L.P.
General Partner of Each

By:	SC China Holding Limited
its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Growth Fund Management I, L.P.

By:	SC China Holding Limited
its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

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CUSIP No. 60879B107	Page 18 of 22 Pages

Sequoia Capital China GF Holdco III-A, Ltd.

By:	Sequoia Capital China Growth Fund III, L.P.
its Member

By:	SC China Growth III Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Growth Fund III, L.P.

By:	SC China Growth III Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SC China Growth III Co-Investment 2014-A, L.P.

By:	SC China Growth III Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SC China Growth III Management, L.P.

By:	SC China Holding Limited
its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SC China Holding Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen

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CUSIP No. 60879B107	Page 19 of 22 Pages

SNP China Enterprises Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen
Nan Peng Shen